Exhibit 99.01
NEWS RELEASE for June 12, 2008 at 6:00 am EDT

Contact:	William R. Abbott Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS ANNOUNCES PRELIMINARY CLINICAL RESULTS WITH THE
PHOENIX SYSTEM COMBINING TMR + STEM CELLS
IRVINE, CA, June 12, 2008
Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products for cardiac revascularization, today announced a scientific presentation that describes the use of the PHOENIX delivery system combining transmyocardial revascularization (TMR) with autologous bone marrow derived stem cells.
The presentation titled “Transmyocardial Revascularization Combined with Concentrated Autologous Stem Cells”, is to be presented by Guillermo Reyes, M.D. of La Princesa Hospital (Madrid, Spain) at the 10th annual meeting of the International Society of Minimally Invasive Cardiothoracic Surgeons (ISMICS) on June 12, 2008 in Boston. The abstract of the presentation is available at http://www.ismics.org/abstracts/2008/MP5.html.
Dr. Reyes reports on the use of the PHOENIX system, a Holmium YAG Laser TMR and biologic combination delivery system manufactured by Cardiogenesis. Dr. Reyes is presenting on a series of 9 patients with diffuse coronary artery disease and medically refractory class III/IV angina that were treated by the application of TMR in combination with bone marrow derived stem cells in targeted ischemic heart muscle. At an average follow up of 6 months:
▪	All patients experienced at least a two class reduction in angina;

▪	7 patients were angina free;

▪	Sublingual nitrate use pre procedure was 37 per patient per month compared to 4 per month at follow up (p=0.03);

▪	and there were no perioperative adverse events including no arrhythmias.
The hypothesis for the study is an enhanced cell uptake and angiogenic effect when delivering concentrated bone marrow derived stem cells to the stimulated tissue border zone surrounding the TMR channels at the time of surgery.
“These initial clinical results utilizing the PHOENIX delivery system are very promising” stated Richard Lanigan, President of Cardiogenesis, “and they build upon the growing body of evidence that our Holmium YAG TMR system has a favorable impact on cell retention and survival in cardiac tissue as described by Dr. Amit Patel in a recent animal study published in Cell Transplantation. Our corporate focus is to build on this early work and provide clinicians effective tools to treat the large patient population suffering from refractory angina, be it as sole therapy or concomitant with coronary bypass.”
The PHOENIX combination delivery system was CE Mark approved in November of 2006. It has been used in over 40 procedures at cardiac centers outside the U. S. It is not currently FDA approved. The Company intends to utilize the clinical experience outside the U. S. to support its clinical and regulatory strategy in the U.S.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease.
For more information on the company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the possible effectiveness of the company’s PHOENIX delivery system or other technologies and the effect of such system or technology on the company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the company’s control, that could cause actual results to differ materially.  Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the company to ship product on a timely basis; the company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the company’s ability to protect its intellectual property.  Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and the company’s other recent SEC filings. The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.